BDO

Tel: 212-885-8000
Fax: 212-697-1299
www.bdo.com

100 Park Avenue
New York, NY 10017

June 27, 2017

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on June 21, 2017, to be filed by our former client, Function(x) Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm. We are not in a position to agree or disagree with any other matters noted in the Form 8-K.

Very truly yours,

BDO USA, LLP